Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek Logistics GP, LLC Amended and Restated 2012 Long-Term Incentive Plan of our reports dated February 26, 2025, with respect to the consolidated financial statements of Delek Logistics Partners, LP, and the effectiveness of internal control over financial reporting of Delek Logistics Partners, LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

             /s/ Ernst & Young LLP

Nashville, Tennessee
March 10, 2025